EXHIBIT 10.53

THIRD AMENDMENT TO CREDIT AGREEMENT

     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is made as of October 8, 2004 (the “Amendment Closing Date”) by and among AKORN, INC., a Louisiana corporation (the “Akorn”), AKORN (NEW JERSEY), INC., an Illinois corporation (“Akorn New Jersey”, and together with Akorn, the “Companies” and each a “Company”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (as hereinafter defined) (in such capacity, the “Administrative Agent”), and the financial institutions signatory hereto.

RECITALS

     A.       The Administrative Agent, the Companies and certain other financial institutions (the “Lenders”), entered into a Credit Agreement dated as of October 7, 2003 (as amended by that certain First Amendment to Credit Agreement dated as of August 12, 2004 and that certain Second Amendment to Credit Agreement dated as of August 26, 2004, and as may be further amended, restated, modified, and supplemented as amended, restated, modified, and supplemented, the “Credit Agreement”).

     B.       The Administrative Agent, the Companies and the Lenders signatory hereto desire to enter into this Amendment for the purpose of, among other things, (i) adding a definition for “EBITDA to Interest Expense Ratio” and amending the definition of “Computation Period”, (ii) waiving certain Events of Defaults which have occurred under the Credit Agreement, all of the foregoing subject to conditions and terms set forth herein.

AGREEMENT

     In consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.       Definitions. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

     2.       AEG and NeoPharm Waiver. Subject to the terms and conditions herein, the Required Lenders hereby (i) waive any Event of Default which, if not for the execution of this Amendment, would arise solely from (A) Akorn’s failure to comply with Section 11.10 of the Credit Agreement resulting from issuance of Akorn Capital Securities by Akorn to AEG Partners LLC in accordance with that certain Warrant Purchase and Registration Agreement dated June 18, 2003 by and between Akorn and AEG Partners LLC as in effect on the date hereof, (B) Akorn’s failure to comply with Section 13.1.2 of the Credit Agreement resulting from the “Event of Default” that has occurred under section 6.1(d) that certain promissory note issued in connection with Neopharm Subordinated Debt Documents.

     3.       Waiver under Section 10.11. The Required Lenders hereby waive any Event of Default which has occurred under Section 13.1.5 of the Credit Agreement resulting solely from the Companies failure to comply with (i) the requirements under Sections 10.11(a), (d) and (e) (it being understood with respect to Section 10.11(e) of the Credit Agreement that the waiver hereunder of such Section 10.11(e) does not release the Companies from their obligations under Section 10.3 of the Credit Agreement), (ii) the requirement under Section 10.11(h) of the Credit Agreement; provided, that the Companies hereby acknowledge and agree that any Inventory located at the New Mexico facility shall be excluded from the calculation of Eligible Inventory and (iii) the requirement under Section 10.11(i) of the Credit Agreement. Akorn hereby represents and warrants that it has hired a Director of Regulatory Affairs as required under Section 10.11(b) of the Credit Agreement and, based upon such representation and warranty, the Required Lenders hereby waive any Event of Default which has occurred under Section 13.1.5 of the Credit Agreement resulting solely from the Akorn’s failure to comply with that requirement under Section 10.11(b) of the Credit Agreement; provided, that the Companies acknowledge and agree that the Required Lenders have not waived the other requirement contained in Section 10.11(b) of the Credit Agreement pursuant to which the Companies are required to pursue all necessary corrective action with respect to the FDA inspection disclosed in Schedule 9.6 of the Credit Agreement. Akorn hereby represents and warrants that it has settled the claims described in Section 10.11(c) of the Credit Agreement as required thereby and, based upon such representation and warranty, the Required Lenders hereby waive any Event of Default which has occurred under Section 13.1.5 of the Credit Agreement resulting solely from the Akorn’s failure to comply with Section 10.11(c) of the Credit Agreement. Akorn hereby represents and warrants that it has hired a qualified independent consultant acceptable to the SEC staff and directed such consultant to prepare its findings, in each case in accordance within the time and other requirements of the consent order described in the first item on Schedule 9.6 of the Credit Agreement as required under Section 10.11(f) of the Credit Agreement as required thereby and, based upon such representation and warranty, the Required Lenders hereby waive any Event of Default which has occurred under Section 13.1.5 of the Credit Agreement resulting solely from the Akorn’s failure to comply with Section 10.11(f) of the Credit Agreement

     4.       Amendments. Upon the Effective Date (as defined below), the Credit Agreement shall be amended as follows:

     (a)       The definition of “Computation Period” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Computation Period means each period of twelve consecutive calendar months ending on the last day of a calendar month; provided that for the purpose of determining compliance with (i) Section 11.14.1, for any Computation Period ending in the 2004 calendar year, such Computation Period shall be the period beginning January 1, 2004 and ending on the last day of the applicable calendar month and (ii) Section 11.14.2, the Computation Period used in (X) determining EBITDA in the 2004 calendar year, shall be calculated by annualizing the period beginning January 1, 2004 and ending on the last day of the applicable calendar month and (Y) determining Interest Expense, for any Computation Period ending prior to July 1, 2005, shall be calculated by annualizing the period beginning on July 1, 2004 and ending on the last day of the applicable calendar month, with respect to Interest Expense.

                (b)       The definition of “EBITDA to Interest Expense Ratio” set forth below is added to Section 1.1 of the Credit Agreement:

EBITDA to Interest Expense Ratio means, as of the last day of any Computation Period, the ratio of (a) EBITDA as of such day to (b) cash Interest Expense for the Computation Period ending on such day.

                 (c)       Section 11.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

        “11.14 Financial Covenants.

           11.14.1       Senior Debt to EBITDA Ratio. Not permit the Senior Debt to EBITDA Ratio to exceed 1.75:1.00 for the Computation Period ending on September 30, 2004 and for each Computation Period thereafter.

           11.14.2       EBITDA to Interest Expense Ratio. Not permit the EBITDA to Interest Expense Ratio to be less than 4.00:1.00 for the Computation Period ending on September 30, 2004 and for each Computation Period thereafter.”

     5.       Representations and Warranties. To induce the Administrative Agent and the Lenders to execute this Amendment, each Company jointly and severally represents and warrants to the Administrative Agent and the Lenders as follows:

                 (a)       Each Company is in good standing under the laws of its jurisdiction of formation and in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

                 (b)       Each Company is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations hereunder.

                 (c)       The execution, delivery and performance by the Companies of this Amendment do not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with (A) any provision of law, (B) the charter, by-laws or other organizational documents of any Company or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Company or any of its properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Company.

                 (d)       This Amendment is the legal, valid and binding obligation of each Company, enforceable against such Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principals of equity.

                 (e)       The representations and warranties in the Loan Documents (including but not limited to Section 9 of the Credit Agreement) are true and correct in all material respects with the same effect as though made on and as of the date of this Amendment (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date).

                 (f)       No Event of Default or Unmatured Event of Default shall have then occurred and be continuing (including, without limitation, with respect to the requirement under Section 10.11(g) of the Credit Agreement that the Companies take all action as may reasonably necessary to comply with the consent decree issue by the DEA and described in the third item on Schedule 9.6 of the Credit Agreement).

     6.       Affirmation. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents are and shall continue in full force and effect and each Company hereby fully ratifies and affirms each Loan Document to which it is a party. Reference in any of this Amendment, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement as amended hereby and as further amended, modified, restated, supplemented or extended from time to time. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and the other Loan Documents.

     7.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile shall be effective as delivery of an original counterpart.

     8.       Headings. The headings and captions of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

     9.       Conditions to Amendment. This Amendment shall become effective upon the satisfaction in full of all of the following conditions precedent, each of which shall be satisfactory to the Administrative Agent and the Lenders:

                 (a)       Amendment. The Companies shall have executed and delivered to the Administrative Agent this Amendment.

                 (b)       Insurance Certificates. The Companies shall have delivered updated insurance certificates to be delivered to the Administration Agent naming the Administration Agent as the lender loss payee and additional insured with respect to its property, general liability, automobile, product liability and umbrella insurance policies.

                 (c)       Secretary’s Certificate. Each of the Companies shall have delivered a certificate of its Secretary or Assistant Secretary (i) evidencing that all corporate proceedings required to authorize the execution and delivery of this Amendment and all other documents relating hereto on behalf of the Companies have been duly taken, and (ii) which sets forth the names, offices and specimen signatures of the officers of such Company who are authorized to execute this Amendment and such other documents on behalf of such Company.

The date upon which such events have occurred is the “Effective Date.”

     10.       Further Assurances. Each Company agrees to execute and deliver in form and substance satisfactory to the Lender such further documents, instruments, amendments, financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents, as amended hereby.

     11.       APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW DOCTRINE.

     12.       Acknowledgment. Each of the Companies hereby waives, discharges and forever releases the Administrative Agent and each of the Lenders, and each of said Person’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that they have or may have had at any time through (and including) the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to them or whether any such claims, causes of action, allegations or assertions arose as a result of the Administrative Agent’s or any Lender’s actions or omissions in connection with the Credit Agreement or any other Loan Document, including any amendments or modifications thereto, or otherwise.

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     The parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first above written.

AKORN, INC., a Louisiana corporation
By: Title:	/s/ Jeffrey A. Whitnell Chief Financial Officer
AKORN (NEW JERSEY), INC., an Illinois corporation
By: Title:	/s/ Jeffrey A. Whitnell Chief Financial Officer
LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender and as a Lender
By: Title:	/s/ Patrick J. O’Toole Vice President